                      COLUMBIA FINANCIAL OF KENTUCKY, INC.

                             the holding company for

                                COLUMBIA FEDERAL
                                  SAVINGS BANK



                              Become a Shareholder!

As of September 30, 1997, Columbia Federal Savings Bank (the "Bank") exceeded all regulatory capital requirements.

                  Tangible       Core          Risk-Based
                  Capital       Capital         Capital
                  -------       -------         -------
Required            1.5%           3.0%           8.0%
9/30/97            12.6%          12.6%          30.4%
Pro Forma*         20.1%          20.1%          50.3%

* Assumes the sale of 2,020,000 shares and retention of 50% of the net conversion proceeds by the Holding Company


================================================================================

LOAN PORTFOLIO COMPOSITION

The Bank's loan portfolio primarily consists of conventional real estate loans secured by one- to four-family residences located in the Bank's primary market area. To a lesser extent, the Bank also makes multifamily residential, construction and non-residential real estate loans and consumer loans.

                                         As of
                                   September 30, 1997
                                   ------------------
One to four-family                      83.79%
Non-residential                          2.68%
Construction                             4.87%
Multifamily residential                  8.58%
Consumer                                 0.08%




================================================================================

NONPERFORMING LOANS TO TOTAL NET LOANS *

Columbia Federal Savings Bank has maintained a ratio of less than 1% of nonperforming loans to total net loans for the past five years.

            9/30/97     9/30/96     9/30/95      9/30/94      9/30/93
            -------     -------     -------      -------      -------
             0.98%       0.26%       0.00%        0.71%        0.39%

                                 PRO FORMA DATA*
                         Year Ended September 30, 1997

                                              MINIMUM            MIDPOINT             MAXIMUM          MAXIMUM
                                             OF RANGE            OF RANGE            OF RANGE       OF RANGE(adj.)
                                             --------            --------            --------       --------------
Shares Outstanding                           1,717,000           2,020,000           2,323,000         2,671,450

Sale Price Per Share                            $10.00              $10.00              $10.00            $10.00

Gross Proceeds                             $17,170,000         $20,200,000         $23,230,000       $26,714,500

Pro Forma
Shareholders' Equity                       $27,580,000         $30,209,000         $32,839,000       $35,863,000

Shareholders' Equity per Share                  $16.06              $14.95              $14.14            $13.42

Price/Book Ratio(a)                              62.27%              66.89%              70.72%            74.52%

Pro Forma Net Earnings per Share                 $0.56               $0.51               $0.47             $0.44

Price/Earnings Ratio(a)                          17.76x              19.53x              21.31x            22.65x

* Information based upon assumptions in the Prospectus under "Pro Forma Data".

(a) This is not intended to represent potential price appreciation. There are no assurances that the market price will be at or above the offering price once the shares are issued.


                           SELECTED FINANCIAL RATIOS

                                                                    At or For the Year Ended September 30,
                                                        ---------------------------------------------------------------
                                                        1997           1996           1995           1994          1993
                                                        ----           ----           ----           ----          ----
Return on average assets                                0.53%          0.36%          0.77%          1.17%         1.23%

Return on average equity                                4.30%          3.10%          6.92%         11.78%        14.12%

Interest rate spread                                    2.97%          2.94%          2.93%          3.53%         3.45%

Average equity to average assets                       12.22%         11.50%         11.15%          9.96%         8.70%

Nonperforming assets to total assets                    0.58%          0.16%          0.03%          0.56%         0.46%

Allowance for loan losses to total net loans            0.49%          0.28%          0.28%          0.27%         0.28%

The stock offered in the conversion is not a deposit or account and is not federally insured or guaranteed. This is not an offer to sell or a solicitation of an offer to buy stock. The offer will be made only by the Prospectus accompanied by a stock order form and certification form.

                         CONVERSION INFORMATION CENTER -
                             FLORENCE BRANCH OFFICE

                               7550 Dixie Highway
                            Florence, Kentucky 41042
                                 (606) 525-6403

                      COLUMBIA FINANCIAL OF KENTUCKY, INC.

             STOCK OWNERSHIP GUIDE AND STOCK ORDER FORM INSTRUCTIONS

STOCK ORDER FORM INSTRUCTIONS
-------------------------------------------------------------------------------

ITEM 1 AND 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum number of shares that may be subscribed for is 25. Each eligible Account Holder, Supplemental Eligible Account Holder and Voting Member may purchase in the Subscription Offering not more than 15,000 Common Shares. In connection with the exercise of subscription rights arising from a single deposit account in which two or more persons have an interest, however, the aggregate maximum number of Common Shares which the persons having an interest in such account may purchase in the Subscription Offering in relation to such account is 15,000 Common Shares. Except for the ESOP, which may purchase up to 8% of the total Common Shares sold in the Offering, no person, together with his or her Associates (hereinafter defined) and other persons Acting in Concert (hereinafter defined) with him or her, may purchase more than 30,000 Common Shares in the Offering. Columbia Financial of Kentucky, Inc., reserves the right to reject the subscription of any order received in the Subscription and Community Offering, if any, in whole or in part.

ITEM 3 - Payment for shares may be made, by check, bank draft or money order payable to Columbia Financial of Kentucky, Inc., DO NOT MAIL CASH. Your funds will earn interest at Columbia Federal Savings Bank's passbook rate, which is currently 3.0%.

ITEM 4 - To pay by withdrawal from a savings account or certificate of deposit at Columbia Financial of Kentucky, Inc., insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required to withdraw, each must sign in the signature box on the front of this form. To withdraw from an account with checking privileges, please write a check. No early withdrawal penalty will be charged on funds used to purchase stock. A hold will be placed on the account(s) for the amount(s) you show. Payments will remain in the account(s) until the stock offering closes. If a partial withdrawal reduces the balance of a certificate account to less than the applicable minimum, the remaining balance will be refunded.

ITEM 5 - Please check this box to indicate whether you are a director, officer or employee of Columbia Federal Savings Bank or a member of such person's immediate family living in the same household.

ITEM 6 - Please check the appropriate box if you were:

         a) A depositor with $50.00 or more on deposit at Columbia Federal Savings Bank as of 9/30/96. Enter information below for all deposit accounts that you had at Columbia Federal Savings Bank on 9/30/96.

         b) A depositor at Columbia Federal Savings Bank as of 12/31/97, but are not an Eligible Account Holder. Enter information below for all deposit accounts that you had at Columbia Federal Savings Bank on 12/31/97.

         c) A member of Columbia Federal Savings Bank as of 1/31/98, but are not an Eligible Account Holder or a Supplemental Eligible Account Holder. Enter information below for all deposit and/or loan accounts that you had at Columbia Federal Savings Bank on 1/31/98.

ITEM 7 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Columbia Financial of Kentucky, Inc. common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor. SUBSCRIPTION RIGHTS ARE NOT TRANSFERABLE. If you are a qualified member, to protect your priority over other purchasers as described in the Prospectus, you must take ownership in at least one of the account holder's names.

STOCK OWNERSHIP GUIDE
-------------------------------------------------------------------------------

INDIVIDUAL - The Stock is to be registered in an individual's name only. YOU MAY NOT LIST BENEFICIARIES FOR THIS OWNERSHIP.

JOINT TENANTS - Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. YOU MAY NOT LIST BENEFICIARIES FOR THIS OWNERSHIP.

TENANTS IN COMMON - Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. YOU MAY NOT LIST BENEFICIARIES FOR THIS OWNERSHIP.

UNIFORM GIFT TO MINORS - For residents of many states, stock may by held in the name of a custodian for the benefit of a minor under the Uniform Gift to Minors Act. For residents in other states, stock may be held in a similar type of ownership under the Uniform Transfer to Minors Act of the individual state. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. FOR PURCHASES IN THE SUBSCRIPTION OFFERING, THE MINOR MUST BE THE ACCOUNT HOLDER, NOT THE CUSTODIAN. Only one custodian and one minor may be designated.

Instructions: On the first Name line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" after the name. Print the first name, middle initial and last name of the minor on the second Name line. USE THE MINOR'S SOCIAL SECURITY NUMBER.

CORPORATION/PARTNERSHIP - Corporations and Partnerships may purchase stock. Please provide the Corporation/Partnership's legal name and Tax I.D. To have depositor rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Information Center to verify depositor rights and purchase limitations.

INDIVIDUAL RETIREMENT ACCOUNT - Individual Retirement Account ("IRA") holders may make stock purchases from their deposits through a prearranged "trustee-to-trustee" transfer. Stock may only be held in a self-directed IRA. Columbia Financial of Kentucky, Inc., does not offer a self-directed IRA. Please contact the Stock Information Center if you have any questions about your IRA account.

FIDUCIARY/TRUST - Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker , donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.